                                                                       Exhibit 6

September 14, 2001


GE Capital Life Assurance Company of New York
125 Park Avenue, 6th Floor
New York, New York 10017-6529

Gentlemen:


This opinion is furnished in connection with the registration by GE Capital Life Assurance Company of a flexible premium joint and last survivor variable life insurance policy ("Policies") under the Securities Act of 1933. The prospectus included in Post-Effective Amendment No. 2 to Registration Statement No. 333-32908 on Form S-6 describes the Policy. I have provided actuarial advice concerning the preparation of the Registration Statement and the preparation of the Policy form described in the Registration Statement and Exhibits thereto.

In my professional opinion, the illustration of death benefits and account values included in the Appendix of the prospectus, based on the assumptions stated in the illustrations, are consistent with the provisions of the Policy. The rate structure of the Policy has not been designed so as to make the relationship between premiums and benefits, as shown in the illustrations, appear more favorable to a prospective purchaser of a Policy than at ages or classes not shown.

Additionally, the prospectus information contained in the examples of the death benefit options, based on the assumptions stated in those examples, are consistent with the provisions of the policy.

I hereby consent to the use of this opinion as an exhibit to the Registration Statement and to the reference to my name under the heading "Experts" in the prospectus.

Sincerely,



Paul A. Haley, FSA, MAAA
Actuary